Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Prospectus date November 1, 2024
Registration No. 333-282945

Frequently Asked Questions
General
What are Right Notes?
GM Financial Right NotesSM are a demand note investment product issued by General Motors Financial Company, Inc. (“GM Financial”), a wholly owned subsidiary of General Motors. Right Notes earn a variable rate of interest, and investors can redeem their investment at any time. The prospectus for Right Notes can be found on our website at rightnotes.com.
Who is eligible to invest in Right Notes?
Right Notes are offered to individuals and entities with a U.S. address and either a valid Social Security number or U.S. Federal tax identification number. Individual investors must be at least 18 years old. Other eligibility criteria may apply. Right Notes investments may be held individually or jointly, or as corporate, custodial or trust investments.
Are Right Notes FDIC insured?
Right Notes are not subject to the protection of the Federal Deposit Insurance Corporation (FDIC) or any other insurance.
Does an investment in Right Notes involve risks?
An investment in the Right Notes program involves risks. It is possible for you to lose some or all of your investment, including accrued interest, if GM Financial is unable to pay its debts, becomes bankrupt or seeks creditor protection. You should read the prospectus, including the risk factors section, as well as the other information, contained or incorporated by reference in the prospectus and any applicable prospectus supplement.

Where can I find more information about GM Financial?
Please visit our Investor Center to learn more about GM Financial.
Interest
How are the interest rates for Right Notes set?
Interest rates are set by GM Financial at its discretion. Changes to interest rates are disclosed in a Pricing Supplement filed with the SEC.

GM Financial Right Notes FAQs        Effective 11/1/2024

When will I be paid interest?
Interest on Right Notes accrues and compounds daily. On the last business day of each month, accrued interest is automatically reinvested in Right Notes, increasing your investment amount. However, you may elect to redeem your accrued interest each month by logging in to your investment profile or calling Right Notes Investor Services at 1-844-556-1485.
Making an Investment
How do I invest in Right Notes?
Your initial investment in Right Notes must be made by ACH from the bank account linked to your Right Notes investment. Additional investments may be made by ACH (one-time or recurring), wire or check.
If I do not have a bank account, are there alternative methods for making an initial investment?
No, a qualifying bank account is required to invest in Right Notes.
Can I make an investment with cash?
No, we cannot accept cash as a method of investment.
How do I make additional investments via check?
Investment checks should be payable to the order of GM Financial Right Notes and reference your Right Notes number on the memo line. Please mail both the check and an investment ticket (attached to your monthly statement) to Investor Services at the address listed on rightnotes.com.
Please note that we cannot accept third-party checks.
How long is the hold on my invested amounts?
Investments made via check or ACH will have a hold of seven business days following receipt. Funds invested by wire are available for redemption on the day that they are credited to your investment.
Is there a minimum amount required to be invested?
Yes, your initial investment in Right Notes must be at least $500. If the balance of your investment falls below $500 for three consecutive months, your investment may be fully redeemed.
Redemptions
How do I redeem my Right Notes investment?
You may make a partial redemption online at any time via ACH (minimum $50) or wire (minimum $1,000) to the bank account linked to your Right Notes investment. Redemptions via wire will incur a $25 fee.
If you wish to fully redeem your investment, please call the Right Notes Investor Services at 1-844-556-1485.
Please note that, to prevent fraud, we cannot process redemption requests if the registered address on your investment profile has changed within the past seven business days.

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Can I set up recurring automatic redemptions?
Yes, please log in to your investment profile to set up, modify or cancel recurring automatic redemptions.
Managing Your Investment
How do I review the status of my Right Notes investment?
You can review your investment at any time by logging in to your investment profile. We will also send you a monthly investment statement electronically or by mail. There will be a $10 fee for each paper investment statement mailed to you.
How can I change the investor information for my Right Notes investment?
The information for your investment can be changed online by logging into your investment profile or by mail. Certain changes require the completion of a change form, available at rightnotes.com. Changes made by mail will become effective as soon as practicable after they are received.
The Social Security number or taxpayer identification number on my investment profile is incorrect. How can I change it?
You will need to submit an IRS Form W-9 to change the Social Security number or taxpayer identification number listed on your investment profile.
How do I get year-end tax forms?
An annual Form 1099-INT will be mailed to the address listed on your investment profile. You may request an additional copy of your Form 1099-INT for a $10 fee.
How many owners are allowed on a Right Notes investment?
Each investment in Right Notes may have up to three owners.
How do I add or remove a co-owner on my Right Notes investment?
To change the co-owners on your investment, please call Right Notes Investor Services at 1-844-556-1485.
The owner of a Right Notes investment has passed away. Can I change ownership?
An investment in Right Notes cannot be transferred. The original Right Notes investment must be fully redeemed and a new investment made in order to transfer invested funds to a new owner.
Can I designate a beneficiary on my Right Notes investment?
No, investments in Right Notes cannot have a designated beneficiary. However, if you add a co-owner to your Right Notes investment, that co-owner will automatically receive your ownership interest in the investment upon your death.
How can I reset my PIN?
To reset the PIN, contact Right Notes Investor Services at 1-844-556-1485.

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How do I reset my password to my Investment Profile?
If your online access is locked, please contact Right Notes Investor Services at 1-844-556-1485. Be aware that, as a security measure, your password will be disabled after 180 days of inactivity. We recommend you log in periodically to preserve your password.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

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